Exhibit 99.1

Calgon Carbon to Webcast Analyst/Investor Day Presentations

PITTSBURGH--(BUSINESS WIRE)--November 4, 2013--Calgon Carbon Corporation (NYSE: CCC) will webcast its management presentations at its 2013 Analyst/Investor Day on Thursday, November 7th, beginning at 10:00 a.m. ET. The webcast can be accessed through the Investor Relations section of Calgon Carbon’s website at www.calgoncarbon.com. The webcast will be archived for 30 days.

For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are changes in, or delays in the implementation of, regulations that cause a market for our products, acquisitions, higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.

CONTACT:
Calgon Carbon Corporation
Gail A. Gerono, 412-787-6795
Vice President – Investor Relations and Communications
ggerono@calgoncarbon-us.com